                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G)
OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 000-29182

                      THE MAJOR AUTOMOTIVE COMPANIES, INC.
             (Exact name of registrant as specified in its charter)

      43-40 Northern Boulevard, Long Island City, NY 11101; (718) 937-3700
      --------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          COMMON STOCK, $0.01 PAR VALUE
                          -----------------------------
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under Section 13 (a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s)
relied upon to terminate or suspend the duty to file reports:

      Rule  12g-4(a)(1)(i)   [X]             Rule  12h-3(b)(1)(i)   [X]
      Rule  12g-4(a)(1)(ii)  [ ]             Rule  12h-3(b)(1)(ii)  [ ]
      Rule  12g-4(a)(2)(i)   [ ]             Rule  12h-3(b)(2)(i)   [ ]
      Rule  12g-4(a)(2)(ii)  [ ]             Rule  12h-3(b)(2)(ii)  [ ]
      Rule  15d-6            [ ]

   Approximate number of holders of record as of the certification or notice date: 52

Pursuant to the requirements of the Securities Exchange Act of 1934, The Major
Automotive Companies, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 7, 2006                  By:/S/ BRUCE BENDELL
     -----------------                  ----------------------------------------
                                          Bruce Bendell
                                          Chairman, President, Chief Executive
                                          Officer and Acting Chief Financial
                                          Officer